PARTIAL SETTLEMENT AGREEMENT AND RELEASE

THIS AGREEMENT is dated as of July 12, 2007 and is made by and between LAKEWOOD GROUP, LLC (“LAKEWOOD GROUP”) and INNOFONE.COM, INCORPORATED (“INNOFONE”).

WHEREAS on January 17, 2007, LAKEWOOD GROUP entered into a Subscription Agreement with INNOFONE in the amount of One Million Dollars ($1,000,000.00) (the ““Subscription Agreement””.)

WHEREAS, on or about July 11, 2007, Lakewood Group filed an action against Innofone entitled Lakewood Group, LLC vs. Innofone.com, Incorporated, Case No: 2007 CA 00_____ NC, (the ““Action””) in the Circuit Court of the Twelfth Judicial Circuit, Sarasota County, Florida (the ““Court””), whereby Lakewood Group asserted claims against Innofone failed to pay Lakewood Group according to the terms set forth in the Promissory Note and Subscription Agreement, to wit: One Million Dollars ($1,000,000.00), plus interest.

WHEREAS, Innofone in its Answer, denied any and all wrongdoing.

WHEREAS, Innofone denies that it is liable for the amount sought in the Action, but acknowledges that it does not have sufficient cash to satisfy the claims made in the Action, Innofone seeks to resolve this Action and agrees to make a partial payment to Lakewood Group on the Promissory Note;

WHEREAS, Innofone currently only has the means to satisfy payment of Lakewood Group’s bona fide claims through the issuance of authorized shares to Lakewood Group, pursuant to Section 3(a)(10) of the Securities Act of 1933 (hereinafter the ““Act””)WHEREAS, Innofone and Lakewood Group desire to partially resolve, settle, and compromise Lakewood Group’s bona fide claims that it has asserted against Innofone, which arise out of or relate to the Promissory Note, in the amount of One Million Dollars ($1,000,000.00) due and owing (hereinafter the ““Compromised Amount””);

With this background incorporated herein, the parties hereby agree to the following partial settlement:

TERMS OF PARTIAL SETTLEMENT
1.  CLAIMS. Lakewood Group agrees to partially resolve its bona fide claim with Innofone for the agreed upon amount as follows:

a).
Lakewood Group will reduce the obligation under the Note by the amount of One Hundred Thousand Dollars ($100,000.00) in exchange for one million shares of common stock of Innonofone. The One Hundred Thousand Dollars ($100,000.00) reduction shall first be applied to interest through July 13, 2007 and attorneys fees, then to the Note’s principal.

b.	In the event the proceeds from the sales of stock are more than One Hundred Thousand Dollars ($100,000.00), Lakewood Group agrees to reduce the Note in the exact amount of the proceeds.

c.
Lakewood Group agrees that it will waive the calling of a default for forty-five (45) days from the date of this Agreement, provided that settlement shares are timely delivered within five (5) days of the Order approving this Partial Settlement Agreement and, further, provided that no other event of default under the Note occurs but for the event of non-payment on June 25, 2007.

2.  SETTLEMENT SHARES. On or before the close of business on the day following entry of the Order by the Court, in accordance with paragraph 4 herein, Innofone shall issue and deliver by Depository Trust Company (DWAC) Fast Automated Securities System Program to Lakewood Group shares of Innofone’s common stock, par value $0.0010 per share, (““Common Stock””) sufficient to partially satisfy the Compromised Amount through the issuance of freely trading securities issued pursuant to Section 3(a)(10) of the Act. If Innofone fails to deliver said shares in accordance with these terms, Plaintiffs shall be entitled to a judgment for the principal amount of the Promissory Note, plus interest. The parties agree that the total amount of Common Stock to be delivered by Innofone to partially satisfy the Compromised Amounts shall be One Million (1,000,000) shares (the ““ Settlement Shares””). The transfer agent shall act as escrow agent and shall upon the request of Lakewood Group issue in the name of Lakewood Group the number of shares requested so long as the number of shares requested does not make Lakewood Group the owner of more than 4.99% of the outstanding Innofone stock.

3.  PARTIAL SATISFACTION. Lakewood Group and Innofone agree that delivery of the Settlement Shares pursuant to the conditions set forth herein shall partially satisfy Innofone’s obligation by reducing the obligation under the Note by the amount of One Hundred Thousand Dollars ($100,000.00), applied first to interest through July 13, 2007 and attorneys fees, then to the Note’s principal. This agreement shall not serve to release any other obligation under the original Note, Stock Pledge Agreement, Guaranty or Personal Guaranty of this Note or any other agreement or document issued in connection with the Note.

4. FAIRNESS HEARING. Upon execution hereof, Lakewood Group and Innofone agree, pursuant to 15 U.S.C. §§77(a)(10), to immediately submit the terms and conditions of this Partial Settlement Agreement to the Court for a hearing on the fairness of such terms and conditions, for the issuance of an exemption from registration of the Settlement Shares and an Order approving the Partial Settlement Agreement. Innofone avers it is a ““reporting issuer”” that files reports with the SEC under Section 13 of the Securities and Exchange Act of 1934 (the ““Exchange Act. In connection with such a fairness hearing, Innofone, the issuer of the securities, and Lakewood Group, the proposed entity to whom the securities are to be issued, agree that the value of the Settlement Shares is fair and reasonable. This Agreement shall become binding upon the parties only upon entry of an Order by the Court substantially in the form of annexed hereto as Exhibit A (the ““Order””).

5. NECESSARY ACTION. At all times after the execution of this Agreement and entry of the Order by the Court, each party hereto agrees to take or cause to be taken all such necessary action including, without limitation, the execution and delivery of such further instruments and documents, as may be reasonably requested by any party for such purposes or otherwise necessary to complete or perfect the transaction contemplated hereby.

6. CONFIDENTIALITY AGREEMENT. At all times prior to execution of this Agreement, the parties hereto agree to not disclose to any other person any of the terms of said Agreement, except as may be required by law.

7.  RELEASES. This Agreement shall only reduce the promissory Note by One Hundred Thousand Dollars ($100,000.00). This partial settlement agreement is expressly not a release of any other obligation, Stock Pledge Agreement, Guaranty or Personal Guaranty of this Note or any other agreement or document issued in connection with the Note.

8.  CONTINUING JURISDICTION: The Court of the Twelfth Judicial Circuit in and for Sarasota County, Florida shall have jurisdiction to specifically enforce this agreement and grant other equitable relief in connection with this Agreement. The parties consent to the jurisdiction of the Court for purposes of enforcing this Agreement and each party to this Agreement expressly waives any contention that there is an adequate remedy at law or any like doctrine that might otherwise preclude injunctive relief to enforce this Agreement.

9. CONTINUING OBLIGATION The parties agree to use there best efforts to cooperate with the Court to cause the Order to be timely entered and agree that delays caused due to Court calendars shall not constitute a valid reason to void this Agreement.

10. INFORMATION. Lakewood Group and Innofone each represent that prior to the execution of this Agreement, they have had the advice of counsel, namely, Robert E. Turffs, Esquire of Robert E. Turffs, P.A. for Lakewood Group and Michael J. Raterink, Esquire of Michael J. Raterink, P.A. for Innofone, they fully informed themselves of its terms, contents, conditions and effects, and that no promise or representation of any kind has been made to them except as expressly slated in this Agreement.

11. OWNERSHIP AND AUTHORITY. Lakewood Group and Innofone represent and warrant that they have not sold, assigned transferred, conveyed or otherwise disposed of any or all of any claim, demand, right or cause of action, relating to any matter which is covered by this Agreement, that each is the sole owner of such claim, demand, right or cause of action, and each has the power and authority and has been duly authorized to enter into and perform this Agreement and that this Agreement is a binding obligation of each, enforceable in accordance with its terms.

12. BINDING NATURE. This Agreement shall be binding on all parties executing this Agreement and their respective successors, assigns and heirs.

13. AUTHORITY TO BIND. Each party to this Agreement represents and warrants that the execution, delivery and performance of this Agreement and the consummation of the transaction provided in this agreement have been duly authorized by all necessary action of the respective entity and that the person executing this Agreement on its behalf has the full capacity to bind that entity. Each party further represents and warrants that it has been represented by independent counsel of its choice with the negotiation +and execution of this Agreement and that counsel has reviewed this Agreement.

14. SIGNATURES. This Agreement may be signed in counterparts and the Agreement, together with its counterpart signature pages, shall be deemed valid and binding on each party when duly executed by all parties. Facsimile signatures shall be deemed valid and binding for all purposes.

15. CHOICE OF LAW, ETC. Notwithstanding the place where this Agreement may be executed by the parties, or any other factor, all terms and provisions hereof shall be governed by and construed in accordance with the laws of the State of Florida, applicable to agreements made and to be fully performed in that State and without regard to principles of conflicts of law thereof. Any action brought to enforce, or otherwise arising out of this Agreement shall be brought only in the Circuit Court of the Twelfth Judicial Circuit sitting in the State of Florida, County of Sarasota.

16. INCONSISTENCY. In the event of any  inconsistency between the terms of this Agreement and any other document executed in connection herewith, the terms of this Agreement shall control to the extent necessary to resolve such inconsistency.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first indicated above.

LAKEWOOD GROUP, LLC

By:/s/ Lakewood Group, LLC
Its:

INNOFONE.COM, INCORPORATED
By:/s/ Alex Lightman
Its: Chief Executive Officer